Exhibit 99

DeGolyer and

MacNaughton
5001 Spring Valley

Road
Suite 800 East
Dallas, Texas

75244

February 16, 2021

ConocoPhillips

925 N. Eldridge Parkway
Houston,

Texas

77079

Re: SEC Process Review

Ladies and Gentlemen:

Pursuant to your request,

DeGolyer and

MacNaughton

has performed a process review of the
processes and

controls used by ConocoPhillips in preparing its internal estimates of proved reserves,
as of December 31, 2020. This

process review,

which is contemplated

by Item 1202 (a)(8) of
Regulation S–K of

the United States Securities

and Exchange

Commission (SEC), has been performed
specifically to address the adequacy

and effectiveness of ConocoPhillips’ internal processes

and
controls relative to

its estimation

of proved reserves in compliance

with Rules 4–10(a)

(1)–(32) of
Regulation S–X

of the SEC.

DeGolyer and

MacNaughton

has participated as an independent

member of the internal
ConocoPhillips Reserves

Compliance

Assessment Team

in

reviews and

discussions with each

of the
relevant ConocoPhillips

business units relative to SEC

proved reserves estimation.

DeGolyer and
MacNaughton

has participated in the review of all major

fields in all countries in which
ConocoPhillips holds proved

reserves worldwide. ConocoPhillips

has indicated

that

these reserves
represent over 90 percent of

its estimated

total proved reserves as of December 31, 2020.

The reviews with ConocoPhillips’

technical staff

involved presentations

and discussions of a) basic
reservoir data,

including

seismic data,

well-log

data,

pressure and production

tests, core analysis,
pressure-volume

-temperature data, and production

history, b) technical methods

employed in SEC
proved reserves estimation,

including performance

analysis,

geology, mapping,

and volumetric
estimates, c) economic

analysis, and d) commercial assessment,

including

the legal

basis for the
interest in the reserves, primarily

related to lease agreements

and other petroleum

license

agreements,
such as concession

and production

sharing

agre
ements.

ConocoPhillips

February 16, 2021

A field examination

was not considered necessary

for the purposes of this review of ConocoPhillips’
processes and

controls.

It is DeGolyer and

MacNaughton’s

opinion that

ConocoPhillips’

estimates

of proved reserves for the
properties reviewed were

prepared

by the use of recognized geologic and

engineering methods
generally accepted

by the petroleum industry.

The method

or combination of methods

used in

the
analysis of each

reservoir was tempered

by ConocoPhillips’ experience with similar reservoirs,

stage
of development,

quality and

completeness of basic data, and

production history. It is DeGolyer and
MacNaughton’s

opinion that

the general processes and controls employed

by ConocoPhillips in
estimating its December

31, 2020, proved

reserves for the properties reviewed are

in accordance

with
the SEC reserves definitions.

This process review of ConocoPhillips’

procedures and

methods

does not constitute

a review, study,
or independent

audit of ConocoPhillips’ estimated

proved reserves and corresponding future

net
revenues. This process review is not

intended to indicate that

DeGolyer

and MacNaughton

is

offering
any opinion as to the

reasonableness

of the reserves estimates reported by ConocoPhillips.

DeGolyer and

MacNaughton

is

an independent

petroleum engineering

consulting firm that

has been
providing petroleum consulting

services throughout

the world since 1936. Neither DeGolyer and
MacNaughton

nor any employee

who participated in this project has any

financial interest, including
stock ownership, in

ConocoPhillips. DeGolyer and

MacNaughton’s

fees were not contingent on the
results of its evaluation.

Very

truly yours,

/s/ DeGolyer and

MacNaughton

DeGOLYER

and MacNAUGHTON

Texas

Registered Engineering Firm F-716

/s/ Charles

F. Boyette

Charles F.

Boyette,

P.E.
President

and COO
DeGolyer and MacNaughton